EXHIBIT 99.1

Community Bancorp. Reports Second Quarter 2023 Earnings;

Higher Earnings Reflect Continued Strong Growth in Loans

For immediate release

Derby, VT: July 24, 2023 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the second quarter ended June 30, 2023, of $3.2 million or $0.58 per share, an increase of $175,187 or 5.80% compared to $3.0 million or $0.56 per share for the second quarter of 2022. Year to date earnings for 2023 are $6.5 million or $1.19 per share, an increase of $1.1 million or 20.43% compared to $5.4 million or $1.00 per share a year ago.

Total assets for the Company on June 30, 2023 were $1.03 billion, compared to $1.06 billion at year-end 2022, and $1.00 billion as of June 30, 2022. The year-over-year asset growth was driven by continued growth in the Company's loan portfolio of $78.0 million, or 11.10%, compared to the 2022 period. The asset growth was offset by a decrease in cash and overnight deposits of $47.7 million, or 71.16%. Borrowed funds for the second quarter ended June 30, 2023 increased $40 million, to offset the loan growth as well as a decrease in deposit balances of $20.7 million, or 2.38%, compared to June 30, 2022.

Total net interest income for the second quarter ended June 30, 2023 increased $431,678, or 5.51%, to $8.2 million, compared to $7.8 million for the same quarter in 2022. The year over year improvement reflects an increase of $2,384,258 or 31.25%, in interest and fees on loans due to loan growth and higher interest rates, offset by an increase in interest on deposits expense of $1,638,926, or 279.94%, due to higher interest rates. Net interest income for the six months ended June 30, 2023 increased $1,396,815, or 9.07%, to $16.8 million compared to $15.4 million for the same period in 2022, reflecting the same trends.

The provision for credit losses for the second quarter ended June 30, 2023 was $281,142, compared to $337,500 for the same period in 2022. The year-to-date provision for credit losses was also lower, at $567,668, compared to $1,200,000 for the same period in 2022. The $632,332 year over year decrease was driven primarily by a write-down on a single non-performing loan totaling $667,474 in March 2022.

Total non-interest income for the second quarter ended June 30, 2023 of $1.8 million increased $204,135, or 12.49%, compared to $1.6 million for the same period in 2022. Total non-interest income for the six months ended June 30, 2023 was $3.6 million compared to $3.3 million for the six months ended June 30, 2022, an increase of $276,483, or 8.33% year over year. Total non-interest expenses increased $429,459, or 7.90% for the second quarter comparison period, and $855,574, or 7.86%, year over year.

Equity capital increased to $80.5 million, with a book value per share of $14.44 as of June 30, 2023, compared to equity capital of $75.2 million and a book value of $13.55 as of December 31, 2022. This improvement reflects a decrease of $1.2 million in unrealized losses in the investment portfolio, caused by changing bond rates, which increased the fair market value of the investment portfolio. The unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios.

President and CEO Kathryn Austin commented on the Company’s results: “We are very pleased with our continued success in the first half of 2023, with another quarter of strong results, including year over year growth in assets and excellent loan growth despite a higher rate environment. Our focus on serving our customers effectively and within our established risk management framework is illustrated by the continued growth in the Bank’s earnings. These results also underscore the sustained vitality of our northern New England economy despite macroeconomic challenges. We remain highly responsive to our customers’ needs for important consumer and commercial financial services, which remain in high demand in the communities we serve throughout Vermont and New Hampshire. As always, we are grateful for our committed employees and their dedication to our growing customer base.”

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable August 1, 2023 to shareholders of record as of July 15, 2023.

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About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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